SPS Records Charge Related to Subsidiary Project

         Southwestern Public Service Company (NYSE: SPS) today reported it will record a one-time, after-tax charge of 25 cents per common share for the period ended Dec. 31, 1996, to write-off the $16 million investment of its Quixx Corporation subsidiary in the BCH waste-to-energy cogeneration project in Fayetteville, N.C.
         The BCH project had been accepting municipal waste for a year, but experienced operating problems primarily related to deficiencies in the waste-fuel handling system. Quixx, other equity owners, senior creditors and the constructor have been unable to restructure the project on mutually agreeable terms. Banks providing debt financing to the project have withheld funds for BCH and for a companion waste-to-energy facility, the Carolina Energy Project in Kinston, N. C. In the judgment of SPS and Quixx management, Quixx's equity investment in BCH, representing 49 percent ownership in the facility, and related accounts receivable and expenses are unlikely to be recovered.
         SPS also notes that Quixx has an equity investment of $13.2 million, representing approximately 21 cents per SPS common share, after tax, in the Carolina Energy Project. Construction at the Kinston facility, originally scheduled to be completed later this year, has been halted pending an independent analysis of the project's viability. Quixx's investment equals one-third ownership interest.
         Southwestern Public Service Company primarily provides electric service to a population of about one million people in a 52,000-square-mile area covering eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas. Corporate headquarters is in Amarillo, Texas.

For more information:
 News media: Ken Vaughn, Manager of Communication, (806) 378-2116.
 Security analysts: Jim Steinhilper, Group Manager of Finance, (806) 378-2843.